Exhibit 99.1

BOE Financial Services of Virginia, Inc. Reports 2nd Quarter 2007 Earnings

•	Net Income Increases 7.0% in 2nd Quarter of 2007

•	Total Assets Increase 5.2% from June 30, 2006 to June 30, 2007

•	Total Loans grow $17.9 million, or 9.5%

TAPPAHANNOCK, VA, July 19, 2007/PRNewswire-FirstCall/ BOE Financial Services of Virginia, Inc. (NASDAQ: BSXT - News), parent company of Bank of Essex, announced the results of operations for the second quarter of 2007. Net income for the second quarter of 2007 was $820,000, a 7.0% increase from 2006 second quarter income of $766,000. Fully diluted earnings per common share were $0.67 in the second quarter of 2007 compared to $0.63 in the second quarter of 2006. Tangible book value increased $1.17 to $23.15 per common share on June 30, 2007 compared to $21.98 on June 30, 2006. Total loans grew $17.9 million, or 9.5%, from $188.5 million on June 30, 2006 to $206.4 million on June 30, 2007.

This increase in quarterly earnings was primarily attributable to a $133,000 increase in noninterest income and a $58,000 reduction in income tax expenses. Additionally, as a result of continued intensive asset quality management, provision for loan losses was $0 in the second quarter of 2007 compared to $25,000 for the same period in 2006. Noninterest income was $583,000 in the second quarter of 2007 compared to $450,000 in the same period in 2006. Of this increase $115,000 was the result of additional income generated through Bank Owned Life Insurance, which has contributed to lowering the 2007 income tax expense. Offsetting these increases to net income was a $134,000, or 6.6%, increase in noninterest expenses, a $23,000 reduction in net interest income and a $5,000 decrease in securities gains/(losses).

For the six month period ended June 30, 2007, BOE Financial Services of Virginia Inc. reported an 8.8%, or $132,000, decrease in net income over the same period in 2006. Net income for the six months ended June 30, 2007 was $1,372,000 compared to six month earnings of $1,504,000 in 2006. This decrease was primarily the result of a $400,000, or 10.4%, increase in noninterest expenses and a 3.7%, or $185,000, decrease in net interest income. Noninterest expenses were $4.231 million for the first six months of 2007 compared to $3.831 million for the same period in 2006. Of this increase to noninterest expenses $226,000 is related to increases in salaries and employee benefits. Bank of Essex filled staffing needs in the second quarter of 2007 for two new offices that will open in Northumberland County, Virginia. Additionally, occupancy expenses have increased $70,000, or 36.8%, primarily as a result of the Company’s Corporate Headquarters and branch banking facility that opened in June 2006.

George M. Longest, Jr, President and Chief Executive Officer stated: “We were pleased to see signs during the second quarter that the impact on our net interest margin, caused by the current rate cycle, has stabilized. We are also eagerly anticipating our two new offices that will soon open in Northumberland County. Like our new Corporate Headquarters facility, our customers will enjoy state of the art facilities in a customer friendly atmosphere and service provided by well trained employees.”

BOE Financial Services of Virginia, Inc. operates six full service Bank of Essex offices in Essex, King William, Hanover and Henrico counties. The Company has $285 million in total assets and offers a broad range of financial services to consumers and businesses. BOE Financial Services of Virginia, Inc. stock trades on the NASDAQ under the symbol BSXT and closed at a price of $27.23 on July 18, 2007. Certain statements in the document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in BOE Financial Services of Virginia, Inc.’s filings with the Securities and Exchange Commission. Contact: Bruce E. Thomas, Sr. Vice President/Chief Financial Officer (804)-443-4343.

BOE Financial Services of Virginia, Inc.

(Dollar amounts in thousands, except per share data)

Balance Sheet (Unaudited)

	6/30/2007	6/30/2006	Percent Change	Dollar Change
ASSETS
Cash and due	$3,249	$8,306	-60.9%	$(5,057)
Federal funds sold	258	—	—	258
Securities Held-to-Maturity	3,000	3,000		—
Securities Available-for-Sale	50,681	51,127	-0.9%	(446)
Equity Securities, restricted, at cost	1,761	1,552	13.5%	209
Loans held for sale	644	—		644
Loans, net of unearned income	206,438	188,526	9.5%	17,912
LESS: Allowance for loan losses	(2,362)	(2,388)	-1.1%	26

Loans, net	204,076	186,138	9.6%	17,938
Bank premises and equipment, net	10,226	10,601	-3.5%	(375)
Accrued interest receivable	1,435	1,234	16.3%	201
Intangible assets	461	587	-21.5%	(126)
Other assets	8,913	8,087	10.2%	826

Total assets	$284,704	$270,632	5.2%	$14,072

LIABILITIES
Deposits
Non-interest bearing	$29,536	$27,338	8.0%	$2,198
Interest bearing	202,720	196,259	3.3%	6,461

Total Deposits	232,256	223,597	3.9%	8,659
Federal funds purchased	—	2,708	-100.0%	(2,708)
Federal Home Loan Bank advances	17,000	12,000	41.7%	5,000
Accrued interest payable	985	691	42.5%	294
Other liabilities	1,867	516	261.8%	1,351
Trust preferred capital notes	4,124	4,124	0.0%	—

Total liabilities	256,232	243,636	5.2%	$12,596

EQUITY CAPITAL
Common stock	6,051	6,007	0.7%	44
Surplus	5,529	5,340	3.5%	189
Retained earnings	18,157	16,107	12.7%	2,050
Accumulated other comprehensive income	(1,265)	(458)	176.2%	(807)

Total equity capital	28,472	26,996	5.5%	1,476

Total liabilities, minority interest, and equity capital	$284,704	$270,632	5.2%	$14,072

Income Statement (Unaudited)

	For the quarter ended 6/30/2007	For the quarter ended 6/30/2006	Percent Change	Dollar Change
Interest income	$4,676	$4,240	10.3%	$436
Interest expense	2,132	1,673	27.4%	459

Net interest income	2,544	2,567	-0.9%	(23)
Provision for loan losses	—	25	-100.0%	(25)

Net interest income after provision for loan losses	2,544	2,542	0.1%	2

Noninterest income	583	450	29.6%	133
Securities gains/(losses)	(3)	2	-250.0%	(5)
Noninterest expense	2,151	2,017	6.6%	134
Income taxes	153	211	-27.5%	(58)

Net income	$820	$766	7.0%	$54

Earnings per share, fully diluted	$0.67	$0.63	6.3%	$0.04

Income Statement (Unaudited)

	For the six months ended 6/30/2007	For the six months ended 6/30/2006	Percent Change	Dollar Change
Interest income	$9,119	$8,205	11.1%	$914
Interest expense	4,241	3,142	35.0%	1,099

Net interest income	4,878	5,063	-3.7%	(185)
Provision for loan losses	—	125	-100.0%	(125)

Net interest income after provision for loan losses	4,878	4,938	-1.2%	(60)

Noninterest income	1,027	864	18.9%	163
Securities gains/(losses)	(2)	(29)	-93.1%	27
Noninterest expense	4,231	3,831	10.4%	400
Income taxes	300	438	-31.5%	(138)

Net income	$1,372	$1,504	-8.8%	$(132)

Earnings per share, fully diluted	$1.13	$1.24	-8.9%	$(0.11)
Tangible book value per share	$23.15	$21.98	5.3%	$1.17

www.bankofessex.com